Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR THE SECOND FISCAL QUARTER OF 2009
NEW ORLEANS, LA June 9, 2009 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fiscal quarter ended April 30, 2009.
The Company reported net earnings for the quarter ended April 30, 2009 of $13.2 million, or $.14 per diluted share, compared to net earnings of $13.9 million, or $.15 per diluted share, for the quarter ended April 30, 2008. After adjusting net earnings for several unusual items in the second quarter of 2009, the Company reported adjusted earnings of $10.6 million, or $.11 per diluted share, for the quarter ended April 30, 2009, compared to adjusted earnings of $14.1 million, or $.15 per diluted share, for the quarter ended April 30, 2008. See table under “Reconciliation of Non-GAAP Financial Measures” for further information on adjusted diluted earnings per share and adjusted net earnings.
Thomas J. Crawford, President and Chief Executive Officer, stated, “Given the current economic environment and industry conditions, we are pleased with our operating performance for the quarter, which compares favorably to our first quarter 2009 results. Compared to the first quarter of 2009, our funeral and cemetery gross profit dollars and margins increased, as we grew revenue and continued to control our expenses during the second quarter of fiscal 2009. This resulted in net earnings and earnings per share in the second quarter of fiscal 2009 in excess of 50 percent greater than the first quarter of this fiscal year. Additionally, we took actions to strengthen our balance sheet and liquidity position by replacing our revolving credit facility and repurchasing debt.”
Mr. Crawford continued, “We generated $21.8 million in operating cash flow for the quarter and $29.1 million year-to-date producing more cash in the first six months of 2009 than the first six months of 2008. During the second fiscal quarter, we repurchased approximately $23 million aggregate principal amount of our senior convertible notes on the open market for $14 million, realizing a net gain of approximately $9 million. Since quarter end, we have repurchased an additional $17 million of our senior convertible notes, realizing an additional net gain of approximately $4 million. In total, with our debt repurchases we have retired 9 percent, or $40 million, of our outstanding debt during this fiscal year and currently have $64 million of cash on hand. Finally, we successfully replaced our revolving credit facility with a new $95 million facility which will expire in June 2012. We are pleased with our new credit facility with stronger than anticipated response from lenders. With the flexible terms and conditions and borrowing availability in this new agreement, combined with strong cash on hand, we believe we are well positioned to execute our long-term strategic objectives. We believe the repurchase of our debt and the new debt agreement are important actions that will further benefit the Company’s financial strength as the economy improves.”

Second Quarter Results
FUNERAL
•	Funeral revenue decreased $5.6 million, or 7.3 percent, to $71.2 million.

•	The Company’s same-store funeral operations achieved a 2.4 percent increase in the same-store average revenue per funeral service, including trust earnings.

•	Same-store funeral services performed decreased 9.6 percent, or 1,537 events. The decline is due to several factors. The Company experienced a 640 call decline, or 42 percent of the total decline, in its two West Coast regions, due in part to a decrease in low-end cremation events. In addition, the Company experienced a 222 call decline, or 14 percent of the total decline, in funeral services due to an additional day in the second quarter of 2008 due to leap year. Finally, the remaining decrease in funeral services is primarily due to a decrease in deaths in the Company’s markets, when compared with the comparable prior year period.

•	In the second quarter of fiscal 2009, the Company realized a $2.1 million, or $.01 per diluted share, decrease in earnings related to trust activities, of which $0.8 million related to the funeral segment and $1.3 million related to the cemetery segment. This decrease is consistent with the Company’s previously announced expectations.

•	Funeral gross profit decreased $4.0 million to $18.5 million for the second quarter of 2009 compared to $22.5 million for the same period of fiscal 2008, primarily due to the decrease in revenue, as noted above, partially offset by a $1.6 million decrease in expenses. The decrease in expenses is primarily due to a decrease in salaries and wages due to effective labor management and an improvement in the Company’s general liability claims experience.

•	The cremation rate for the Company’s same-store operations was 41.4 percent for the second quarter of 2009 compared to 39.9 percent for the second quarter of 2008.

•	Net preneed funeral sales decreased 1.3 percent during the second quarter of 2009 compared to the second quarter of 2008 due in part to current economic conditions. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue decreased $4.6 million to $55.4 million for the second quarter of 2009. This decrease is due primarily to a $2.3 million, or 9.0 percent, decrease in cemetery property sales, net of discounts, due to current economic conditions, a $2.2 million decrease in cemetery merchandise delivered and services performed and a $1.3 million decrease in earnings related to trust activities, as noted above. These decreases were partially offset by a $2.8 million increase in construction during the period on various cemetery projects.

•	Cemetery gross profit decreased $6.0 million from $13.1 million in the second quarter of 2008 to $7.1 million for the second quarter of 2009 due primarily to the decrease in cemetery revenue, as discussed above, coupled with a $1.4 million increase in expenses. The increase in expenses is primarily due to a $3.1 million charge recorded for the Company’s estimated probable obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts related to investments in General Motors. This increase is partially offset by a decrease in salaries and wages due to effective labor management and an improvement in the Company’s general liability claims experience.
OTHER
•	Corporate general and administrative expenses decreased $0.8 million to $7.0 million for the second quarter of fiscal 2009 primarily due to a $1.2 million decrease in professional fees, partially offset by a $0.5 million increase in information technology costs primarily due to the implementation of a new business system in the current year.

•	The Company incurred $0.2 million in hurricane related charges in the second quarter of fiscal 2009 primarily due to litigation costs associated with the Company’s Hurricane Katrina insurance claim, compared to $0.2 million in hurricane related charges during the second quarter of fiscal 2008 related to Hurricane Katrina.

•	Investment and other income, net decreased $0.4 million to less than $0.1 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 1.5 percent in the second quarter of 2008 to 0.2 percent in the second quarter of 2009.

•	The Company incurred separation charges of $0.3 million during the second quarter of fiscal 2009 due primarily to separation pay to a former officer who retired in the second quarter of 2009.

•	The effective tax rate for the quarter ended April 30, 2009 was 37.7 percent compared to 36.7 percent for the same period in 2008. The increased rate in the current year is primarily due to a $0.6 million increase in the Company’s tax valuation allowance on its capital loss carryforward established in the fourth quarter of fiscal 2008. This increase was partially offset by reduced state income taxes attributable to the gain on early extinguishment of debt in the second quarter of fiscal year 2009.

•	The Company’s weighted average diluted shares outstanding decreased to 91.9 million shares for the second quarter of fiscal year 2009 compared to 94.6 million shares for the same period in 2008, yielding a positive impact on earnings per share.

•	In the second quarter of fiscal year 2009, the Company purchased $4.0 million aggregate principal amount of its 3.125 percent senior convertible notes due 2014 and $18.6 million aggregate principal amount of its 3.375 percent senior convertible notes due 2016 on the open market. As a result, the Company recorded an $8.7 million net gain on early extinguishment of debt during the quarter ended April 30, 2009.
Year to Date Results
FUNERAL
•	Funeral revenue decreased $7.3 million, or 4.9 percent, to $143.0 million.

•	The Company’s same-store funeral operations achieved a 4.2 percent increase in the same-store average revenue per funeral service, including trust earnings.

•	Same-store funeral services performed decreased 8.0 percent, or 2,516 events. The decline is due to several factors. The Company experienced a 1,071 call decline, or 43 percent of the total decline, in its two West Coast regions, due in part to a decrease in low-end cremation events. In addition, the Company experienced a 222 call decline, or 9 percent of the total decline, in funeral services due to an additional day in the second quarter of 2008 due to leap year. Finally, the remaining decrease in funeral services is primarily due to a decrease in deaths in the Company’s markets, when compared with the comparable prior year period.

•	For the first six months of fiscal 2009, the Company realized a $4.3 million, or $.03 per diluted share, decrease in earnings related to trust activities, of which $1.7 million related to the funeral segment and $2.6 million related to the cemetery segment. This decrease is consistent with the Company’s previously announced expectations.

•	Funeral gross profit decreased $3.8 million to $36.8 million for the first six months of 2009 compared to $40.6 million for the same period of fiscal 2008 primarily due to the decrease in revenue, as noted above, partially offset by a $3.5 million decrease in expenses. The decrease in expenses is primarily due to a decrease in salaries and wages due to effective labor management and an improvement in the Company’s general liability claims experience.

•	The cremation rate for the Company’s same-store operations was 40.9 percent for the first six months of fiscal 2009 compared to 40.1 percent for the same period of fiscal 2008.

•	Net preneed funeral sales decreased 8.0 percent during the first half of fiscal 2009 compared to the first half of fiscal 2008 due in part to current economic conditions. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY
•	Cemetery revenue decreased $13.8 million to $103.0 million for the first six months of fiscal 2009. This decrease is due primarily to a $9.5 million, or 18.5 percent, decrease in cemetery property sales, net of discounts, due to current economic conditions, a $3.0 million decrease in cemetery merchandise delivered and services performed and a $2.6 million decrease in earnings related to trust activities, as noted above. These decreases were partially offset by a $2.4 million increase in construction during the period on various cemetery projects.
•	Cemetery gross profit decreased $10.2 million from $22.1 million in the first six months of 2008 to $11.9 million for the first six months of 2009 due primarily to the decrease in cemetery revenue, as discussed above, partially offset by a $3.6 million decrease in expenses. The decrease in expenses is primarily due to a decrease in salaries and wages due to effective labor management and an improvement in the Company’s general liability claims experience. The decrease is partially offset by a $3.2 million charge recorded for the Company’s estimated probable obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts primarily related to investments in General Motors.
OTHER
•	Corporate general and administrative expenses decreased $1.5 million to $14.5 million for the first six month period of fiscal 2009 primarily due to a $1.4 million decrease in professional fees.

•	The Company incurred $0.5 million in hurricane related charges in the first six months of fiscal 2009 primarily due to litigation costs associated with the Company’s Hurricane Katrina insurance claim, compared to less than $0.1 million in hurricane related charges during the first six months of fiscal 2008 related to Hurricane Katrina.

•	Investment and other income, net decreased $1.0 million to $0.1 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 2.6 percent in the first six months of fiscal year 2008 to 0.2 percent for the first six months of fiscal year 2009.

•	The Company incurred separation charges of $0.3 million during the first six months of fiscal 2009 due primarily to separation pay to a former officer who retired in the second quarter of 2009.

•	The effective tax rate for the six months ended April 30, 2009 was 38.6 percent compared to 37.0 percent for the same period in 2008. The increased rate in the current year is primarily due to a $0.9 million increase in the Company’s tax valuation allowance on its capital loss carryforward established in the fourth quarter of fiscal 2008. This increase was partially offset by reduced state income taxes attributable to the gain on early extinguishment of debt in the second quarter of fiscal year 2009.

•	The Company’s weighted average diluted shares outstanding decreased to 91.9 million shares for the six months ended April 30, 2009 compared to 95.8 million shares for the same period in 2008, yielding a positive impact on earnings per share.

•	In the first six months of fiscal year 2009, the Company purchased $4.0 million aggregate principal amount of its 3.125 percent senior convertible notes due 2014 and $18.6 million aggregate principal amount of its 3.375 percent senior convertible notes due 2016 on the open market. As a result, the Company recorded an $8.7 million net gain on early extinguishment of debt during the six months ended April 30, 2009.

•	As of June 9, 2009, the Company has purchased an additional $17.5 million aggregate principal amount of its senior convertible notes, resulting in an additional net gain on early extinguishment of debt of approximately $4.6 million, or a total of $40.1 million aggregate principal amount purchased and approximately $13.3 million net gain for fiscal year 2009.
Depreciation and Amortization
•	Depreciation and amortization was $7.4 million for the second quarter of 2009 compared to $7.0 million for the second quarter of 2008.

•	Depreciation and amortization was $14.8 million for the first six months of 2009 compared to $14.0 million for the first six months of 2008.

Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the second quarter of fiscal year 2009 was $21.8 million compared to $24.3 million for the same period of last year. The decrease in operating cash flow is primarily due to the timing of vendor payments, partially offset by a decrease in net tax payments in the current quarter. The Company paid $7.4 million in net tax payments in the second quarter of 2008 compared to $2.5 million in the second quarter of 2009.

•	Cash flow provided by operating activities for the first six months of 2009 was $29.1 million compared to $28.4 million for the same period of last year. The increase in operating cash flow is primarily due to collections of prior period sales exceeding receivables for new sales. In addition, the Company paid $10.7 million in net tax payments in the first half of 2008 compared to $3.4 million in the first half of 2009. These increases were partially offset by $1.3 million of cash outflows related to Hurricane Ike paid in the first six months of 2009, coupled with the timing of payments to vendors and the timing of payroll payments.

•	Recurring free cash flow was $18.4 million during the second quarter of 2009 compared to $20.3 million for the second quarter of 2008.

•	Recurring free cash flow was $22.6 million for the first six months of fiscal year 2009 compared to $21.2 million for the same period last year.

•	During the second quarter of 2009, the Company paid $2.3 million, or $.025 per share, in dividends compared to $2.4 million, or $.025 per share, paid in the second quarter of 2008.

•	As of April 30, 2009, the Company had outstanding debt of $427.5 million and cash on hand of $71.8 million, or net debt of $355.7 million.

•	The Company’s revolving credit facility, which had no amounts drawn as of April 30, 2009, was set to mature on November 19, 2009. In June 2009, the Company entered into a new $95.0 million senior secured revolving credit facility with a maturity date of June 2, 2012.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended April 30, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 5.0 percent, and its perpetual care trusts experienced a total return of 4.8 percent.

•	For the last three years ended April 30, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total average decline in value of 7.2 percent, and its perpetual care trusts experienced an annual total average decline in value of 5.6 percent.

•	For the last five years ended April 30, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total average decline in value of 1.8 percent, and its perpetual care trusts experienced an annual total average decline in value of 1.5 percent.

Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 219 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results on Wednesday, June 10, 2009 at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-213-3710. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-0646. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 5487029 until June 17, 2009, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until July 10, 2009.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2009	2008
Revenues:
Funeral	$71,240	$76,855
Cemetery	55,378	59,964

	126,618	136,819

Costs and expenses:
Funeral	52,715	54,289
Cemetery	48,308	46,896

	101,023	101,185

Gross profit	25,595	35,634
Corporate general and administrative expenses	(7,006)	(7,803)
Hurricane related charges, net	(205)	(169)
Separation charges	(275)	—
Gain on dispositions and impairment (losses), net	(35)	(19)
Other operating income, net	304	104

Operating earnings	18,378	27,747
Interest expense	(5,879)	(6,093)
Gain on early extinguishment of debt	8,671	—
Investment and other income, net	32	357

Earnings before income taxes	21,202	22,011
Income taxes	8,000	8,071

Net earnings	$13,202	$13,940

Net earnings per common share:
Basic	$.14	$.15

Diluted	$.14	$.15

Weighted average common shares outstanding (in thousands):
Basic	91,888	94,525

Diluted	91,921	94,635

Dividends declared per common share	$.025	$.025

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2009	2008
Revenues:
Funeral	$142,990	$150,304
Cemetery	102,958	116,788

	245,948	267,092

Costs and expenses:
Funeral	106,210	109,736
Cemetery	91,060	94,652

	197,270	204,388

Gross profit	48,678	62,704
Corporate general and administrative expenses	(14,512)	(16,038)
Hurricane related charges, net	(520)	(10)
Separation charges	(275)	—
Gain on dispositions and impairment (losses), net	(98)	128
Other operating income, net	563	346

Operating earnings	33,836	47,130
Interest expense	(11,789)	(11,981)
Gain on early extinguishment of debt	8,671	—
Investment and other income, net	73	1,077

Earnings before income taxes	30,791	36,226
Income taxes	11,873	13,401

Net earnings	$18,918	$22,825

Net earnings per common share:
Basic	$.21	$.24

Diluted	$.21	$.24

Weighted average common shares outstanding (in thousands):
Basic	91,856	95,667

Diluted	91,871	95,838

Dividends declared per common share	$.05	$.05

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$71,783	$72,574
Marketable securities	150	55
Receivables, net of allowances	54,956	59,129
Inventories	36,517	35,870
Prepaid expenses	10,232	7,317
Deferred income taxes, net	8,942	8,798

Total current assets	182,580	183,743
Receivables due beyond one year, net of allowances	65,787	70,671
Preneed funeral receivables and trust investments	344,005	368,412
Preneed cemetery receivables and trust investments	174,322	182,141
Goodwill	247,236	247,236
Cemetery property, at cost	384,121	375,832
Property and equipment, at cost:
Land	42,343	42,343
Buildings	324,202	319,839
Equipment and other	183,140	178,589

	549,685	540,771
Less accumulated depreciation	248,567	236,243

Net property and equipment	301,118	304,528
Deferred income taxes, net	174,107	179,515
Cemetery perpetual care trust investments	172,544	173,090
Non-current assets held for sale	2,873	2,873
Other assets	14,653	16,474

Total assets	$2,063,346	$2,104,515

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
	2009	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$4	$20
Accounts payable	23,705	27,652
Accrued payroll and other benefits	12,078	14,133
Accrued insurance	20,410	21,287
Accrued interest	5,032	5,864
Estimated obligation to fund cemetery perpetual care trust	14,725	13,281
Other current liabilities	12,179	16,198
Income taxes payable	5,044	2,061

Total current liabilities	93,177	100,496
Long-term debt, less current maturities	427,447	450,095
Deferred preneed funeral revenue	244,440	245,182
Deferred preneed cemetery revenue	275,711	275,835
Deferred preneed funeral and cemetery receipts held in trust	448,222	475,420
Perpetual care trusts’ corpus	171,129	171,371
Other long-term liabilities	22,397	20,479

Total liabilities	1,682,523	1,738,878

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 89,121,557 and 88,693,127 shares at April 30, 2009 and October 31, 2008, respectively	89,122	88,693
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at April 30, 2009 and October 31, 2008; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	532,744	536,902
Accumulated deficit	(244,632)	(263,550)
Accumulated other comprehensive income:
Unrealized appreciation of investments	34	37

Total accumulated other comprehensive income	34	37

Total shareholders’ equity	380,823	365,637

Total liabilities and shareholders’ equity	$2,063,346	$2,104,515

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2009	2008
Cash flows from operating activities:
Net earnings	$18,918	$22,825
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	98	(128)
Gain on early extinguishment of debt	(8,671)	—
Depreciation and amortization	14,806	13,985
Provision for doubtful accounts	4,344	3,638
Share-based compensation	1,259	1,851
Excess tax benefits from share-based payment arrangements	—	(165)
Provision for deferred income taxes	4,764	2,594
Estimated obligation to fund cemetery perpetual care trust	3,200	—
Other	157	217
Changes in assets and liabilities:
(Increase) decrease in receivables	5,175	(5,706)
Increase in prepaid expenses	(2,915)	(3,933)
Decrease in inventories and cemetery property	(515)	(4,368)
Decrease in accounts payable and accrued expenses	(10,382)	(1,644)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	15,895	6,654
Decrease in deferred preneed funeral revenue	(743)	(5,070)
Decrease in deferred preneed funeral receipts held in trust	(14,018)	(4,814)
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	7,584	3,101
Decrease in deferred preneed cemetery revenue	(7,595)	(244)
Increase (decrease) in deferred preneed cemetery receipts held in trust	(4,433)	453
Increase (decrease) in other	2,156	(849)

Net cash provided by operating activities	29,084	28,397

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	10,219
Purchases of marketable securities	(99)	(19,897)
Proceeds from sale of assets	494	338
Purchase of subsidiaries and other investments, net of cash acquired	(1,623)	(1,378)
Additions to property and equipment	(10,729)	(13,385)
Other	28	21

Net cash used in investing activities	(11,929)	(24,082)

Cash flows from financing activities:
Repayments of long-term debt	(13,538)	(150)
Issuance of common stock	149	1,458
Retirement of call options	1,261	—
Purchase and retirement of common stock	—	(37,320)
Retirement of common stock warrants	(1,182)	—
Dividends	(4,636)	(4,761)
Excess tax benefits from share-based payment arrangements	—	165

Net cash used in financing activities	(17,946)	(40,608)

Net decrease in cash	(791)	(36,293)
Cash and cash equivalents, beginning of period	72,574	71,545

Cash and cash equivalents, end of period	$71,783	$35,252

Supplemental cash flow information:
Cash paid during the period for:
Income taxes, net	$3,374	$10,697
Interest	$11,798	$11,437

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$305	$922
Issuance of restricted stock, net of forfeitures	$52	$236

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2009 AND 2008
(Unaudited)
The Company recorded several items during the three and six months ended April 30, 2009 and 2008 that impacted earnings including unusual items such as perpetual care funding obligations and tax valuation charges and non-recurring items such as gains on the early extinguishment of debt, hurricane related charges and separation pay. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended April 30,				Six Months Ended April 30,
Adjusted Balances are Net of Tax	2009		2008		2009		2008
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$13.2	$.14	$13.9	$.15	$18.9	$.21	$22.8	$.24
Subtract: Gain on early extinguishment of debt	(5.4)	(.06)	—	—	(5.3)	(.06)	—	—
Add: Hurricane related charges, net	0.1	—	0.2	—	0.3	—	—	—
Add: Perpetual care funding obligation	1.9	.02	—	—	2.0	.02	—	—
Add: Separation charges	0.2	—	—	—	0.2	—	—	—
Add: Tax valuation charge	0.6	.01	—	—	0.9	.01	—	—

Adjusted earnings	$10.6	$.11	$14.1	$.15	$17.0	$.18	$22.8	$.24

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2009 AND 2008
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and six months ended April 30, 2009 and 2008:

	Three Months Ended		Six Months Ended
Free Cash Flow	April 30,		April 30,
(Dollars in millions)	2009	2008	2009	2008
Net cash provided by operating activities (1)	$21.8	$24.3	$29.1	$28.4
Less: Maintenance capital expenditures	(3.4)	(4.0)	(6.5)	(7.2)

Free cash flow	$18.4	$20.3	$22.6	$21.2

(1)	Cash flow provided by operating activities for the second quarter of fiscal year 2009 was $21.8 million compared to $24.3 million for the same period of last year. The decrease in operating cash flow is primarily due to the timing of vendor payments, partially offset by a decrease in net tax payments. Cash flow provided by operating activities for the first six months of 2009 was $29.1 million compared to $28.4 million for the same period of last year. The increase in operating cash flow is primarily due to collections of prior period sales exceeding receivables for new sales and a decrease in net tax payments, partially offset by cash outflows related to Hurricane Ike paid in the first six months of 2009, coupled with the timing of payments to vendors and the timing of payroll payments.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the recent substantial decline in market value of our trust assets, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakening economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the change in accounting method for our senior convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2008, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.